Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Releases Fourth Quarter and Full Year 2017 Operating Results and Provides 2018 Outlook
SEATTLE - March 7, 2018 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the fourth quarter and year ended December 31, 2017.
Fourth Quarter Financial Highlights

•	Total revenue of $35.2 million, 40% year-over-year growth

•	Total product and service revenue of $21.0 million, 3% year-over-year growth

•	Record consumable revenue of $13.3 million, including $1.8 million of Prosigna® IVD kits, 11% year-over-year growth

•	Instrument revenue of $5.9 million, 21% year-over-year decline

•	Collaboration revenue of $14.2 million, 191% year-over-year growth
Full Year 2017 Financial Highlights

•	Total revenue of $114.9 million, 33% year-over-year growth

•	Total product and service revenue of $72.0 million, 4% year-over-year growth

•	Consumables revenue of $45.1 million, including $6.7 million of Prosigna IVD kits, 8% year-over-year growth

•	Instrument revenue of $20.8 million, 14.0% year-over-year decline

•	Collaboration revenue of $42.9 million
“We demonstrated solid commercial execution in the fourth quarter, generating a sequential improvement of more than 20% in our product and service revenue and achieving record consumable sales,” said Brad Gray, president and chief executive officer of NanoString. “We believe that we’re well positioned to accelerate our revenue growth over the course of 2018 by extending our leadership in oncology research and driving our technology into large new markets like neuroscience and immunology. In parallel, we are advancing our pipeline of new platforms and planning to ship the first Digital Spatial Profiling instruments in early access by year-end and preparing for the launch of our Hyb & Seq™ sequencing platform in 2020.”
Recent Business Highlights

•	Grew installed base to approximately 605 nCounter® Analysis Systems at December 31, 2017, with approximately 125 systems sold during the year, including approximately 54 nCounter SPRINT Profilers

•	Appointed Tom Bailey as chief financial officer in January of 2018

•
Presented data at AGBT 2018, demonstrating that Digital Spatial Profiling (DSP) quantification can be conducted using Next Generation Sequencing technology, and that DSP read out using NanoString's Hyb & Seq platform can simultaneously profile more than 1,000 unique transcripts from an FFPE biopsy sample

•
Presented the first collaborative data demonstrating the potential utility of the Hyb & Seq platform in infectious disease and oncology applications, as well as technical advances that have the potential to increase throughput by 25-fold

•	Announced that the largest and most comprehensive study of the Prosigna Breast Cancer Assay was published in the Journal of Clinical Oncology

•	Announced a partnership with Riken Genesis to commercialize nCounter-based diagnostic assays in Japan

•	Highlighted a record number of 45 nCounter-based abstracts at both the annual meeting of the Society of Immunotherapy of Cancer and the annual meeting of the American Society of Hematology

•	Surpassed 1,900 cumulative peer-reviewed publications of studies utilizing nCounter technology, an increase of more than 25% during 2017

Fourth Quarter Financial Results
Revenue for the three months ended December 31, 2017 increased by 40% to $35.2 million, as compared to $25.2 million for the fourth quarter of 2016. Instrument revenue was $5.9 million, a reduction of 21% versus the prior year period, with nCounter SPRINT systems representing approximately one-half of systems sold. Consumables revenue, excluding Prosigna, was $11.5 million for the fourth quarter of 2017, 5% higher than in the comparable 2016 quarter. Prosigna IVD kit revenue was $1.8 million for the quarter, an increase of 74% over the fourth quarter of 2016. Collaboration revenue totaled $14.2 million, compared to $4.9 million for the fourth quarter of 2016. Gross margin on product and service revenue was 56% for the fourth quarter of 2017, compared to 59% for the prior year period.
Research and development expense increased to $13.7 million for the fourth quarter of 2017 as compared to $10.0 million for the prior year, an increase of 37% driven primarily by increased costs for the development of Hyb & Seq sequencing platform, with the significant majority of this increase supported by funding received from our collaboration with Lam Research. Selling, general and administrative expense increased by 18% to $19.7 million for the fourth quarter of 2017 compared to $16.7 million for the prior year period, reflecting a full period of expenses incurred relating to the investments made in our commercial team during 2017.
Net loss for the three months ended December 31, 2017 was $8.8 million, or a loss of $0.34 per share, compared with $11.6 million, or a loss of $0.55 per share, for the fourth quarter of 2016. The lower net loss recorded was primarily a result of the increase in collaboration revenue recognized during the quarter.
Full Year 2017 Financial Results
Revenue for 2017 increased by 33% to $114.9 million, as compared to $86.5 million for 2016. Instrument revenue was $20.8 million, a reduction of 14.0% versus the prior year. Consumables revenue, excluding Prosigna, was $38.3 million for 2017, 2% higher than in 2016. Prosigna IVD kit revenue was $6.7 million, an increase of 62% over 2016. Collaboration revenue totaled $42.9 million, compared to $17.4 million for 2016. Gross margin on product and service revenue was 56% in 2017 and 2016.
Research and development expense increased by 35% to $46.9 million for 2017 versus $34.7 million for 2016. Selling, general and administrative expense increased by 19% to $74.3 million for 2017 compared to $62.7 million for the prior year.
Net loss for 2017 was $43.6 million, or $1.84 per share, compared with $47.1 million, or a loss of $2.34 per share, for 2016.
The company ended 2017 with approximately $77.6 million of cash, cash equivalents, and short-term investments.
Outlook for 2018
The company, based on its plans and initiatives for 2018, expects to record results approximately as presented below.

•	Total product and service revenue of $75 million to $80 million

•	Total revenue of $100 million to $105 million

•	Gross margin on product and service revenues of 56% to 58%

•	Selling, general and administrative expenses of $76 million to $78 million

•	Research and development expenses of $57 million to $60 million, to be partially offset by approximately $20 million expected to be received from Lam Research

•	GAAP net loss of $65 million to $75 million

•	Net loss per share of $2.60 to $2.90

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 5389066. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning March 7, 2018 at 7:30pm ET through midnight ET on March 14, 2018. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 5389066. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,900 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company collaborates with biopharmaceutical companies in the development of companion diagnostic tests and technologies for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, Hyb & Seq, nCounter, nCounter SPRINT and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products on the company’s rate of growth, the impact of expanding into new markets, the anticipated timing for shipment of new platforms and its estimated 2018 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Instruments	$5,890	$7,485	$20,839	$24,229
Consumables	11,505	10,966	38,311	37,545
In vitro diagnostic kits	1,782	1,026	6,745	4,168
Services	1,843	866	6,115	3,192
Total product and service revenue	21,020	20,343	72,010	69,134
Collaboration	14,214	4,889	42,895	17,355
Total revenue	35,234	25,232	114,905	86,489
Costs and expenses:
Cost of product and service revenue	9,188	8,429	31,880	30,245
Research and development	13,675	9,996	46,888	34,720
Selling, general and administrative	19,745	16,682	74,334	62,700
Total costs and expenses (a) (b)	42,608	35,107	153,102	127,665
Loss from operations	(7,374)	(9,875)	(38,197)	(41,176)
Other income (expense):
Interest income	260	124	809	390
Interest expense	(1,568)	(1,522)	(6,153)	(5,672)
Other income (expense)	(2)	(277)	183	(515)
Total other income (expense), net	(1,310)	(1,675)	(5,161)	(5,797)
Net loss before provision for income taxes	(8,684)	(11,550)	(43,358)	(46,973)
Provision for income taxes	(67)	(43)	(204)	(116)
Net loss	$(8,751)	$(11,593)	$(43,562)	$(47,089)
Net loss per share, basic and diluted	$(0.34)	$(0.55)	$(1.84)	$(2.34)
Shares used in calculating basic and diluted net loss per share	25,392	21,120	23,731	20,116

(a) Includes $3.2 million and $2.5 million of stock-based compensation expense for the three months ended December 31, 2017 and 2016, respectively, and $11.4 million and $9.0 million for the years ended December 31, 2017 and 2016, respectively.

(b) Includes $0.9 million and $0.8 million of depreciation and amortization expense for the three months ended December 31, 2017 and 2016, respectively, and $3.4 million and $3.0 million for the years ended December 31, 2017 and 2016, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$26,136	$20,583
Short-term investments	51,419	53,453
Accounts receivable, net	19,564	22,193
Inventory	20,057	13,812
Prepaid expenses and other	4,745	3,744
Total current assets	121,921	113,785
Property and equipment, net	14,057	12,158
Other assets	784	430
Total assets	$136,762	$126,373
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,092	$4,935
Accrued liabilities	4,507	3,494
Accrued compensation and other employee benefits	8,634	8,240
Customer deposits	8,945	610
Deferred revenue, current portion	9,229	19,033
Deferred rent, current portion	512	13
Lease financing obligations, current portion	—	58
Total current liabilities	35,919	36,383
Deferred revenue, net of current portion	3,304	22,664
Deferred rent and other liabilities, net of current portion	8,499	7,655
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	48,931	47,366
Total liabilities	96,653	114,068
Total stockholders’ equity	40,109	12,305
Total liabilities and stockholders’ equity	$136,762	$126,373